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                                                                    Exhibit 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amended Employment Agreement") is made as of November 11, 2005, to be effective as of the date hereof, by and between DARWIN PROFESSIONAL UNDERWRITERS, INC., a Delaware corporation (the "Company"), and MARK I. ROSEN (the "Executive").

          WHEREAS, prior to the date hereof, the Executive has been employed as Senior Vice President of the Company pursuant to an Employment Agreement dated as of May 18, 2004 by and among the Executive, the Company and, for purposes of joining in certain provisions thereof, Alleghany Insurance Holdings LLC ("AIHL," and such Employment Agreement, the "Employment Agreement"); and

          WHEREAS, AIHL is the sole stockholder of Darwin Group, Inc., a Delaware corporation ("Darwin Group"); and

          WHEREAS, AIHL intends to contribute $135,000,000 to the capital of Darwin Group (the "Capital Contribution") and, subsequent to the Capital Contribution, to contribute Darwin Group to the Company, which contribution may take the form of a merger of Darwin Group with and into the Company, with the Company as the surviving corporation in the merger, or, alternatively, the exchange of shares of common stock of Darwin Group owned by AIHL for shares of Series B Preferred Stock of the Company, all as provided in the Contribution and Exchange Agreement by and among the Company, Darwin Group and AIHL (the "Contribution Agreement"), a copy of which is attached hereto as Exhibit A; and

          WHEREAS, in connection with the Capital Contribution and the contribution of Darwin Group to the Company, the Company and the Executive mutually desire to enter into this Amended Employment Agreement to provide for the modifications of the terms of the Employment Agreement as are set forth herein and to set forth certain additional agreements between the Executive and the Company; and

          WHEREAS, since AIHL has no continuing obligations to the Company or to the Executive under the terms of this Amended Employment Agreement, each of the Company and the Executive is willing to release AIHL from all of its obligations under the Employment Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the Company and the Executive hereby agree as follows:

     1.   Employment Period.

          The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Amended Employment Agreement for a period beginning as of the date hereof and terminating on July 28, 2007 (the "Initial Term Expiration Date"), unless such period shall have been earlier terminated in accordance with the terms hereof. Following July 28, 2007, the term of the Executive's employment hereunder shall automatically be renewed for renewal terms of one year each, unless either the Company or the Executive gives written

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notice of non-renewal of the Executive's employment at least ninety days prior to the end of the initial term or any subsequent renewal term. The period of the Executive's employment hereunder, including any renewal term, is referred to herein as the "Employment Period".

     2.   Duties and Status.

          (a) The Company hereby engages the Executive as a full-time executive employee for the Employment Period, and the Executive accepts such employment, on the terms set forth in this Amended Employment Agreement. The Executive shall serve as Senior Vice President of the Company and as a member of the Board of Directors of the Company. During the Employment Period, the Executive shall exercise such authority and perform such executive duties and functions, and discharge such responsibilities, as are assigned to him by the President and Chief Executive Officer of the Company,

          (b) During the Employment Period, the Executive shall devote his full business time and efforts to the business of the Company and accept such additional office or offices to which he may be elected by the Board of Directors of the Company (the "Board of Directors"), provided that the performance of the duties of such office or offices shall be consistent with the scope of the duties provided for in Section 2(a) hereof.

          (c) If requested by the President and Chief Executive Officer of the Company, the Executive shall also serve, without additional compensation, as an officer and/or director of any or all of the Subsidiaries of the Company.

          (d) Nothing in this Amended Employment Agreement shall preclude the Executive from devoting reasonable periods of time required for engaging in charitable, religious, civic and community activities, provided that such activities do not interfere with his duties hereunder.

     3.   Compensation.

          (a) Base Salary. During the Employment Period, the Company will pay to the Executive, as compensation for the performance of his duties and obligations hereunder, a base salary at the rate of $318,270 per annum, subject to normal withholding and other taxes, payable in arrears not less frequently than monthly in accordance with the normal payroll schedule of the Company. Such base salary will be subject to review prior to January 1 of each year for possible increase by the Compensation Committee of the Board of Directors (the "Compensation Committee"), but shall in no event be decreased from its then existing level during the Employment Period.

          (b) Annual Bonus Plan. The Company has established and will maintain an annual incentive compensation plan in which the Executive does and will continue to participate. Under such plan, the Executive is eligible to receive an annual bonus with a target of not less than 50% of the Executive's base salary for each such year of employment, commencing on January 1 of each year. The amount of each target annual bonus paid to the Executive will depend upon the extent to which, in the judgment of the Compensation Committee, the Company


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and the Executive have achieved reasonable performance objectives previously established and mutually agreed to by the Executive and the Compensation Committee.

          (c) Long-Term Incentive Plan. The Company has established and will maintain a long-term incentive plan (the "LTIP") for the Executive and other officers nominated by the Executive and approved by the Board of Directors or Compensation Committee (including the Executive, the "LTIP Participants"). The LTIP consists of interests in successive annual profit pools established for each calendar year (each such profit pool, a "Profit Pool," and each such year, a "Profit Pool Year").

          It is the intention of the Company that 100% of the interests in each Profit Pool established under the LTIP shall be awarded for each Profit Pool Year. The Executive shall be entitled to receive an interest of 15% in the Profit Pool for each full Profit Pool Year for which the Executive serves as Senior Vice President of the Company; provided, however, that in the event that, for any Profit Pool Year during the Employment Period, the interest of the President and Chief Executive Officer of the Company in the Profit Pool for such Profit Pool Year is increased above 40% or decreased below 40%, the Executive's interest in the Profit Pool shall be increased or decreased by a proportionate amount (for example, if the interest of the President and Chief Executive Officer in a Profit Pool were increased from 40% to 50%, then the Executive's interest in the Profit Pool would be increased from 15% to 18.75%).

          The Executive consents to the amendment and restatement of the LTIP in the form attached hereto as Exhibit B.

     4.   Employee Benefits.

          During the Employment Period, the Executive will be entitled to participate in the employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate. Such plans and programs shall include all life, accident, disability and health insurance plans of the Company, all pension plans of the Company, and any other similar plans and programs of the Company, as in existence at any time during the Employment Period (including the initial term and any renewal term). The Executive will be entitled to four weeks vacation time during each calendar year in which he is employed hereunder.

     5.   Restricted Stock.

          The Executive has received a grant of 5,000 shares of restricted stock of the Company (representing, as of the date of this Amended Employment Agreement, 1% of the outstanding shares of common stock of the Company), pursuant to a restricted stock plan (the "Restricted Stock Plan") established by the Company for the benefit of the Executive and other officers nominated by the President and Chief Executive Officer and approved by the Board of Directors or the Compensation Committee. Such shares of restricted stock were granted to the Executive pursuant to a restricted stock award agreement (the "Restricted Share Agreement").


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          The Executive consents to the amendment and restatement of the
Restricted Stock Plan in the form attached hereto as Exhibit C and to the amendment and restatement of the Restricted Share Agreement in the form attached hereto as Exhibit D.

     6.   Consent.

          The Executive consents to the terms of the Contribution Agreement, a copy of which is attached hereto as Exhibit A, including without limitation the terms and conditions of Section 2 (Darwin Group Transfer; Exchange of DPUI Common Stock), Section 4 (Related Party Transactions) and Section 6 (Certain Activities) thereof, and the terms and conditions set forth on Exhibit C thereto.

     7.   Termination of Employment.

          (a) Termination for Cause. The Executive's employment with the Company may be terminated for "cause," which is defined to mean the following:

               (i) the commission by the Executive of gross misconduct in connection with the performance of any of the Executive's duties;

               (ii) willful failure by the Executive to implement reasonable directives of the President and Chief Executive Officer of the Company, after written notice of such failure to the Executive, which failure is not corrected within 10 days following delivery of such written notice; or

               (iii) the Executive's conviction of a felony.

          (b) Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason. The termination of the Executive's employment shall be deemed to be for "good reason" if and only if such termination shall be the result of:

               (i) a material reduction, without the Executive's consent, of the Executive's responsibilities;

               (ii) relocation of the principal executive offices of the Company, without the Executive's consent, to a location more than 25 miles from their current location in Farmington, Connecticut;

               (iii) termination by any of the Capitol Companies, prior to December 31, 2007, of the fronting arrangements currently in place between the Capitol Companies and the insurance company subsidiaries of Darwin Group;

               (iv) a material breach by the Company in the performance of any of its obligations under this Amended Employment Agreement (including its obligation to cause any successor to assume the obligations of the Company hereunder as provided in Section 15 hereof), after written notice of such breach to the President and Chief


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     Executive Officer of the Company, which breach is not corrected within 10 days following delivery of such written notice; or

               (v) the Company's delivery to the Executive of written notice of nonrenewal of the Executive's employment upon the expiration of the initial term or any renewal term (provided that, unless otherwise agreed by the Company, termination by the Executive of his employment following the Company's delivery of such notice of non-renewal shall be deemed to be for "good reason" pursuant to this clause (v) only if the Executive remains in the employment of the Company until the expiration of the initial term or such renewal term, as the case may be).

          (c) Consequences of Termination Without Cause or for Good Reason. In the event of a termination of the Executive's employment during the Employment Period (x) by the Company, which termination is not a termination for "cause" (as defined above) or (y) by the Executive for "good reason" (as defined above), and provided that such termination is not by reason of death, Retirement (as defined in Section 7(d) hereof) or Disability (as defined in Section 7(d) hereof), then (i) the Executive shall be entitled to continued payment of base salary for a period of 12 months following the date of termination, (ii) the Executive shall be entitled to payment of his target annual bonus for the year in which the date of termination occurs, such payment to be made at the time other officers of the Company receive bonus payments in respect of such year,
(iii) the Executive shall be entitled to a Medical Coverage Subsidy (as defined under Section 7(l) below), (iv) all LTIP interests held by the Executive shall fully and immediately vest, with payouts to the Executive in respect of his interests in outstanding Profit Pools thereunder to be made at the times, in the amounts and in the manner provided in the LTIP for payments to other LTIP Participants whose employment with the Company is continuing, (v) all shares of restricted stock previously awarded to the Executive shall fully and immediately vest, and (vi) following the determination of Fair Market Value in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement, the Executive shall sell to the Company, and the Company shall purchase from the Executive, all shares of restricted stock which have vested as of the date of termination (including shares of restricted stock which have vested by reason of such termination), and any other shares of common stock of the Company which may then be owned by the Executive; provided, however, that the provisions of this Section 7(c)(vi) shall not apply if an IPO has occurred prior to the date of such termination of the Executive's employment hereunder.

          (d) Termination Upon Death, Retirement or Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Executive by reason of the Executive's retirement ("Retirement") at any time on or after December 31, 2007. The Employment Period may be terminated by the Board of Directors if the Executive is unable to discharge his duties hereunder due to physical or mental illness for one or more periods totaling six months during any consecutive twelve-month period ("Disability").

          (e) Consequences of Termination Upon Death or Disability. In the event of a termination of the Executive's employment during the Employment Period by reason of the Executive's death or Disability (as defined above), then (i) the Executive shall be entitled to continued payment of base salary through the date of termination, (ii) the Executive shall not be


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entitled to any payment of annual bonus provided for in Section 3(b) above in respect of the year in which the date of termination occurs, (iii) the Executive shall be entitled to receive payouts in respect of all LTIP interests held by the Executive which have vested at the date of termination, such payouts to the Executive in respect of his interests in outstanding Profit Pools thereunder to be made at the times, in the amounts and in the manner provided in the LTIP for payments to other LTIP Participants whose employment with the Company is continuing, (iv) all LTIP interests held by the Executive which have not vested at the date of termination shall be forfeited, (v) all shares of restricted stock previously awarded to the Executive shall fully and immediately vest, and
(vi) following the determination of Fair Market Value in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement, the Executive shall sell to the Company, and the Company shall purchase from the Executive, all shares of restricted stock which have vested as of the date of termination (including shares of restricted stock which have vested by reason of such termination), and any other shares of common stock of the Company which may then be owned by the Executive; provided, however, that the provisions of this
Section 7(e)(vi) shall not apply if an IPO has occurred prior to the date of such termination of the Executive's employment hereunder. In addition to the foregoing, in the event of a termination of the Executive's Employment Period during the Employment Period by reason of the Executive's Disability (as defined above), the Company shall provide a Medical Coverage Subsidy (as defined under
Section 7(1) below).

          (f) Consequences of Termination Upon Retirement. In the event of a termination of the Executive's employment during the Employment Period by reason of the Executive's Retirement (as defined above), then (i) the Executive shall be entitled to continued payment of base salary through the date of termination,
(ii) the Executive shall not be entitled to any payment of annual bonus provided for in Section 3(b) above in respect of the year in which the date of termination occurs (unless the date of Retirement is December 31, in which case the Executive will be entitled to an annual bonus for the year in which he retires), (iii) all LTIP interests held by the Executive in Profit Pools for Profit Pool Years ending on or prior to the date of termination shall fully and immediately vest, with payouts to the Executive in respect of his interests in such outstanding Profit Pools to be made at the times, in the amounts and in the manner provided in the LTIP for payments to other LTIP Participants whose employment with the Company is continuing, (iv) all shares of restricted stock previously awarded to the Executive shall fully and immediately vest, and (v) following the determination of Fair Market Value in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement, the Executive shall sell to the Company, and the Company shall purchase from the Executive, all shares of restricted stock which have vested as of the date of termination (including shares of restricted stock which have vested by reason of such termination), and any other shares of common stock of the Company which may then be owned by the Executive; provided, however, that the provisions of this
Section 7(f)(v) shall not apply if an IPO has occurred prior to the date of such termination of the Executive's employment hereunder. Following a termination of the Executive's employment hereunder by reason of Retirement, the Executive and the Company may, but shall not be required to, mutually agree that the Executive will continue to provide services to the Company on a part-time basis, with the Executive's compensation and benefit package for such post-Retirement service to be agreed by the Company and the Executive. The parties presently contemplate that, during any such period of post-Retirement service, the Executive would, to the extent permitted by the Company's group


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medical insurance policy (and, unless otherwise agreed, at the Executive's expense), be permitted to maintain coverage under the Company's group medical insurance policy.

          (g) Other Terminations of Employment. In the event that the Executive's employment with the Company is terminated by the Company for "cause" (as defined above) or by the Executive other than for "good reason" (as defined above), and provided that such termination is not as a result of death, Retirement (as defined above) or Disability (as defined above), then (i) the Executive shall be entitled to continued payment of base salary through the date of termination, (ii) the Executive shall not be entitled to any payment of annual bonus provided for in Section 3(b) above in respect of the year in which the date of termination occurs, (iii) all LTIP interests held by the Executive, whether vested or unvested, shall be forfeited, (iv) all shares of restricted stock previously awarded to the Executive which have not vested at the date of termination shall be forfeited, and (v) the Executive shall sell to the Company, and the Company shall purchase from the Executive, all of the shares of restricted stock previously awarded to the Executive which have vested at the date of termination, and any other shares of common stock of the Company which may then be owned by the Executive, at a price per share equal to the GAAP Book Value of one share of common stock of the Company as of the Determination Date, with such sale to occur promptly following the Determination Date, as determined in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement; provided, however, that the provisions of this
Section 7(g)(v) shall not apply if an IPO has occurred prior to the date of such termination of the Executive's employment hereunder.

          (h) Change of Control Event. In the event of a Change of Control Event, (i) all LTIP interests held by the Executive shall fully and immediately vest on the date of such Change of Control Event, with payouts to the Executive in respect of his interests in outstanding Profit Pools thereunder to be made at the times, in the amounts and in the manner provided in the LTIP for payments to other LTIP Participants whose employment with the Company is continuing (whether or not the Executive elects to terminate the Employment Period in connection with such Change of Control Event as provided in the succeeding sentence of this
Section 7(h)), and (ii) all shares of restricted stock previously awarded to the Executive shall fully and immediately vest. In addition, in connection with the occurrence of a Change of Control Event, the Executive shall have the right to terminate the Employment Period, such termination to be effective on the date of such Change of Control Event, and, in the event that the Executive elects to terminate the Employment Period, (i) the Executive shall be entitled to continued payment of base salary through the date of termination and (ii) the Executive shall be entitled to receive payment, on the date of such Change of Control Event, of an amount equal to (x) (A) his target annual bonus provided for in Section 3(b) above in respect of the year in which the date of termination occurs multiplied by (B) the number of days elapsed between January 1 of such year and the date of such Change of Control Event, divided by (y) 365. The Executive shall not be entitled to any other payments or benefits hereunder in connection with such a termination.

          (i) No Mitigation. Following termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek re-employment and there shall be no offset against amounts due the Executive under this Amended Employment


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Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

          (j) Nature of Payments. Any amounts due under this Section 7 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

          (k) Section 409A. Notwithstanding any other provision of this Amended Employment Agreement to the contrary, in the event that any amounts of compensation payable or benefits provided under this Amended Employment Agreement upon the termination of the employment of the Executive are considered as the deferral of compensation pursuant to a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code, then this Amended Employment Agreement shall be construed, and such compensation shall be payable or benefits provided, so that this Amended Employment Agreement and the payment of such compensation or benefits satisfies the requirements of Section 409A(2), (3) and (4) of the Code. The Company and the Executive shall use their reasonable best efforts to mutually agree, prior to December 31, 2006, to such reasonable amendments to this Amended Employment Agreement requested by the Executive as to the time of payment (which time shall not be earlier than the time presently provided herein) of any amounts of compensation payable or benefits to be provided upon the termination of employment of the Executive so as to conform this Amended Employment Agreement with the requirements of Section 409A and Proposed Treasury Regulations Sections 1.409A-1 et seq. The Company shall have no liability either for any delay in the payment of any compensation or the provision of any benefit (and it shall not be a breach of this Amended Employment Agreement) that the Company reasonably believes is required by the provisions of this Section 7(k) or for paying any amount of compensation or providing any benefit that the Company reasonably believes will not violate the requirements of Section 409A(2), (3) and (4) of the Code; provided, however, that in the event of any such delay in the payment of compensation, the Company shall pay interest on the amount of the payment so delayed, until the date of payment, at a rate per annum equal to the 90-day U.S. Treasury rate.

          (l) Medical Coverage Subsidy. If the Executive becomes entitled to a "Medical Coverage Subsidy" under either Section 7(c) or Section 7(e) above, the Company shall pay on the Executive's behalf (i) the monthly COBRA premium under its group medical plans (the "Medical Plans") applicable to the Executive, his spouse and dependents for the twelve-month period immediately following the Executive's employment termination and (ii) a tax gross-up payment on each monthly COBRA premium payable at the same time as each monthly COBRA premium. The tax gross up payment under this Section 7(l) shall be an amount such that, after payment of all federal, state and local income and employment taxes on such amount (assuming that the Executive is subject to tax at the highest marginal tax rates), there remains a balance sufficient to pay the taxes being reimbursed. Notwithstanding the foregoing, if the Company is able to arrange for direct payment of the medical insurance premiums of the Executive, his spouse and dependents under the Company's medical plans for the twelve-month period in which he would be entitled to a Medical Coverage Subsidy under either Section 7(c) or Section 7(e) above in a manner that does not result in taxable income to the Executive, the Company shall be entitled to make such direct payment in such alternative manner and no tax gross up payment shall be required.


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     8.   Excise Tax.

          If any payments, rights or benefits (whether pursuant to the terms of this Amended Employment Agreement or any other plan, arrangement or agreement between the Executive and the Company or any Affiliate of the Company) (the "Payments") received or to be received by Executive will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company shall pay to Executive an amount in addition to the Payments (the "Gross-Up Payment") as calculated below. The Gross Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment tax and Excise Tax on the Gross Up Payment, but before deduction for any federal state or local income and employment tax on the Payments, the net amount retained by the Executive shall be equal to the Payments. The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 8 are set forth in Exhibit E attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Exhibit E) may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of "substantial authority" (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and to the Executive.

     9.   Certain Definitions.

          "Affiliate," when used with reference to any Person, shall mean another Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" and "under common control with") means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the Person in question.

          "Alleghany" means Alleghany Corporation.

          "Capitol Companies" means, collectively, Capitol Indemnity Corporation, Capitol Specialty Insurance Corporation, and Platte River Insurance Company.

          "Change of Control Event" means (i) prior to an IPO, (x) the occurrence of any Person, other than Alleghany or an Affiliate of Alleghany, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Company, or (y) a sale of more than 50% of the total gross fair market value of the assets of the Company to any Person other than Alleghany or an Affiliate of Alleghany, and (ii) subsequent to an IPO, (x) the occurrence of any Person or Group, other than Alleghany or an Affiliate of Alleghany, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Company, or (y) a sale of more than 50% of the total gross fair market value of the assets of the Company to any Person or Group other than Alleghany or an Affiliate of Alleghany.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the U.S. Treasury Department, as amended from time to time.


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          "Determination Date" means (i) the last day of the second calendar year following the date of termination of Executive's employment, if the date of termination is on or prior to June 30, and (ii) the last day of the third calendar year following the date of termination of Executive's employment, if the date of termination is on or after July 1.

          "Fair Market Value" means Fair Market Value as determined in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement.

          "GAAP Book Value" means GAAP Book Value as determined in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement.

          "Group" has the meaning set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as of the date hereof; provided, however, that no Person (including without limitation Alleghany and any Affiliate of Alleghany) who holds shares of Series B Preferred Stock, or who holds shares of common stock of the Company acquired upon conversion of shares of Series B Preferred Stock, shall be deemed to be a member of a Group, notwithstanding such Person's being party to a voting agreement or any other agreement with other Persons who are holders of shares of Series B Preferred Stock or of shares of common stock of the Company acquired upon conversion of shares of Series B Preferred Stock.

          "IPO" means the initial public offering of Company Common Stock pursuant an effective registration statement under the Securities Act of 1933, as amended, in connection with which the Company Common Stock becomes listed on a U.S. national securities exchange or traded on the Nasdaq National Market System.

          "Person" shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or any other entity.

          "Series B Preferred Stock" means the shares of Series B Convertible Preferred Stock of the Company, par value $0.10 per share.

          "Subsidiary" means, with respect to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by such Person, or (ii) in the case of unincorporated entities, any such entity with respect to which such Person has the power, directly or indirectly, to designate more than 50% of the individuals exercising functions similar to a board of directors.

     10.  Representations; Release of AIHL.

          (a) The Executive represents and warrants to the Company that he is not subject to or bound by any agreement that would affect his ability to enter into this Amended Employment Agreement, to serve as Senior Vice President of the Company, to serve as a member of the Board of Directors of the Company, to serve as an officer or director of any


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Subsidiary of the Company, or to solicit executives for employment by the
Company, and that this Amended Employment Agreement has been duly executed and delivered by the Executive.

          (b) The Company represents and warrants to the Executive that this Amended Employment Agreement has been duly authorized, executed and delivered by it.

          (c) Each of the Company and the Executive hereby consents, and agrees to the full release and discharge of AIHL from all of the obligations of AIHL under the Employment Agreement.

     11.  Noncompetition; Nondisclosure; Nonsolicitation.

          The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable. The Executive hereby agrees that he will not, during the Employment Period (including the initial term and any renewal term) or during any period following the date of the Executive's Retirement Period during which the Executive continues to provide services to the Company on a part-time basis as contemplated by Section 7(f) above, and for a period of 12 months thereafter:

               (i) engage or participate, directly or indirectly, as an officer, director, employee, partner or consultant with primary responsibility for activities in the fields of D&O, E&O and/or professional liability insurance or reinsurance in the United States of America (a "Competing Activity"), or in any business which is, or as a result of the Executive's engagement or participation would become, a Competing Activity; or

               (ii) solicit or recruit any officer or employee of Alleghany or any Subsidiary of Alleghany to join any other company to engage in a Competing Activity, or solicit or recruit a substantial number of employees of Alleghany or any Subsidiary of Alleghany to work with any company with whom the Executive is associated.

          The Executive further agrees that, during the Employment Period (including the initial term and any renewal term) and at all times thereafter:

               (i) he shall keep secret and retain in strictest confidence, and will not use for his benefit or the benefit of others, any and all confidential information relating to Alleghany, the Company or any of their Affiliates disclosed to him in the course of his employment hereunder, including, without limitation, trade secrets, customer lists and other secret or confidential aspects of any of their businesses, and the Executive further agrees that he shall not disclose such information to anyone outside Alleghany, the Company or their Affiliates, except in the performance by him of the services provided for hereunder or as required by law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is given by the Executive to the Company and to Alleghany) or with the prior written consent of the Company, unless such information is known generally to the public or the trade through sources other than the Executive's unauthorized disclosure; and


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

               (ii) he shall not engage in or participate in, directly or indirectly, any business conducted under a name that shall be the same as or similar to the name of, or any trade name used by, Alleghany, the Company or any of their Affiliates.

               The Executive acknowledges that irreparable damage would result to the Company if the provisions of this Section 11 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Section.

     12.  Business Expenses.

          The Company shall promptly reimburse the Executive for all appropriately documented, reasonable business expenses incurred by the Executive in the performance of his duties under this Amended Employment Agreement, in accordance with the Company's policies.

     13.  Office.

          The Company shall provide the Executive with a suitable workplace appropriate for his responsibilities, secretarial and other business services at the Company's principal executive offices, which office space shall initially be located in the Company's current office space in Farmington, Connecticut.

     14.  Insurance.

          The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance, or any or all of them, covering the Executive, and the Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with the Company in connection with the procurement of any such insurance, and any claims thereunder.

     15.  Waiver of Breach.

          Any waiver of any breach of this Amended Employment Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

     16.  Assignment.

          (a) This Amended Employment Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. Except as specifically provided otherwise herein or as otherwise required by applicable law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform the obligations of the Company under this Amended Employment Agreement in the same manner and to the same extent that the Company is required to perform hereunder. As used in this Amended Employment Agreement, the "Company" shall


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

mean the Company as hereinabove defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Amended Employment Agreement by operation of law. Except as provided by the foregoing provisions of this Section 16, this Amended Employment Agreement shall not be assign able by the Company without the prior written consent of the Executive.

          (b) This Amended Employment Agreement is personal in nature and the rights and obligations of the Executive hereunder are not assignable to any person. If the Executive should die while any cash amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive's designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of the Executive's estate. If the Executive should die prior to an IPO and at the time of death shall own any shares of common stock of the Company (whether restricted shares granted to the Executive pursuant to the Restricted Stock Plan or otherwise), all of such shares shall be sold by the Executive's designated beneficiary, or legal representatives, as the case may be, to the Company for a purchase price equal to the Fair Market Value as of the Determination Date, to be determined in accordance with the provisions of the Restricted Stock Plan and the Restricted Share Agreement; provided, however, that in the event that the Executive should die prior to the occurrence of an IPO and an IPO subsequently occurred prior to the Determination Date, then, upon the occurrence of the IPO, the requirement of this Section 16(b) that the shares of common stock of the Company Owned by the Executive at the time of death be sold to the Company will be terminated.

     17.  Severability.

          To the extent any provision of this Amended Employment Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Amended Employment Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Amended Employment Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

     18.  Third-Party Beneficiaries.

          This Amended Employment Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns, and, except for the release and discharge of AIHL by the Company and by the Executive provided for in Section 10(c) hereof, is not intended to confer upon any other Person any rights or remedies hereunder.

     19.  Survival.

          This Amended Employment Agreement shall terminate upon the expiration of the Employment Period or, if earlier, upon the termination of the Executive's employment under any of the circumstances described in Section 7, except that the terms of this Amended Employment


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

Agreement which must survive the termination of this Amended Employment Agreement in order to be effectuated (including the provisions of Sections 6, 7, 8, 9, 10, 11, 15, 16, 17, 18, 20, 21, 22, 23 and this Section 19) shall survive.

     20.  Notices.

          All notices, requests and other communications pursuant to this Amended Employment Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

               If to the Company:

                     Darwin Professional Underwriters, Inc.
                     9 Farm Springs Road
                     Farmington, Connecticut 06032
                     Attention: Chairman

                     with a copy to:

                     Alleghany Corporation
                     7 Times Square Tower
                     17th Floor
                     New York, NY 10036
                     Attention: General Counsel

               If to the Executive:

                     Mark I. Rosen
                     45 Porter Road
                     West Hartford, Connecticut 06117

Any party may, by written notice to the other parties hereto, change the address to which notices to such party are to be delivered or mailed.

     21.  Amendment.

          This Amended Employment Agreement may be amended or modified only by a written instrument executed by the Company and the Executive.

     22.  Government Law.

          This Amended Employment Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut, without giving effect to the choice of law principles thereof.

                     [Remainder of page intentionally blank]


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

     23.  Entire Agreement.

          This Amended Employment Agreement, together with the Exhibits hereto and the other writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

          IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement as of the date first written above.

                                        DARWIN PROFESSIONAL UNDERWRITERS, INC.


                                        By: /s/ Stephen J. Sills
                                            ------------------------------------
                                        Name: Stephen J. Sills
                                        Title: President and Chief Executive
                                               Officer


                                        /s/ Mark I. Rosen
                                        ----------------------------------------
                                        Mark I. Rosen


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